UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2005
NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597

(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

100 Glenborough, Suite 100
Houston, Texas	77067

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 9, 2005, Noble Energy, Inc. (the “Company”) entered into a new $2.1 billion unsecured five-year revolving credit facility (the “New Facility”). The New Facility was entered into among the Company, JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc. and Citibank, N.A., as co-documentation agents, and certain other commercial lending institutions named therein. On that same date, the Company drew down on the New Facility and repaid and terminated its existing credit facilities, which consisted of the $400 million Credit Agreement due October 2009, the $400 million Credit Agreement due November 2006, and the $1.3 billion Credit Agreement due April 2010.
     The New Facility is available (a) to refinance existing indebtedness of the Company, and (b) for general corporate purposes. Interest rates are based upon a Eurodollar rate plus a range of 20.0 basis points to 95.0 basis points depending upon the Company’s credit rating and utilization of the New Facility. The New Facility has facility fees that range from 7.5 basis points to 17.5 basis points depending upon the Company’s credit rating.
     The New Facility contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, the following financial covenants: (a) the ratio of Earnings Before Interest, Taxes, Depreciation and Exploration Expense to interest expense for any consecutive period of four fiscal quarters ending on the last day of a fiscal quarter may not be less than 4.0 to 1.0; and (b) the total debt to capitalization ratio, expressed as a percentage, may not exceed 60 percent at any time. A violation of these covenants could result in a default under the New Facility, which could permit the participating banks to restrict the Company’s ability to access the New Facility and require the immediate repayment of any outstanding advances under the New Facility.
     Certain lenders that are a party to the New Facility have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
     The description set forth herein of the terms and conditions of the New Facility is qualified in its entirety by reference to the full text of such agreement, which is filed with this report as Exhibit 10.1 and incorporated by reference into this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement.
     On December 9, 2005, in connection with the Company’s entry in the New Facility, the following material definitive agreements were terminated:
•	the $1.3 billion Credit Agreement dated as of April 4, 2005 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and each of the parties named therein as Lender (the “Acquisition Facility”);

•	the $400 million Credit Agreement dated as of October 28, 2004 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and each of the parties named therein as Lender (the “2004 Facility”); and

•	the $400 million Credit Agreement dated as of November 30, 2001 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and each of the parties named therein as Lender (the “2001 Facility”).
The Company and JPMorgan Chase Bank, N.A. terminated the three credit facilities listed above in connection with their entry into the $2.1 billion New Facility described in Item 1.01. No early termination penalties were incurred by the Company as a result of the termination of the three credit facilities.
     The Acquisition Facility was entered into to (a) provide the Company with funds necessary to complete its acquisition of Patina Oil & Gas Corporation (“Patina”) on May 16, 2005, (b) to refinance existing indebtedness of the Company and Patina, and (c) for general corporate purposes. The Acquisition Facility provided for maximum borrowings of $1.3 billion and was scheduled to mature in April 2010.

     The 2004 Facility had been available for general corporate purposes, provided for maximum borrowings of $400 million and was scheduled to mature in October 2009.
     The 2001 Facility also had been available for general corporate purposes, provided for maximum borrowings of $400 million and was scheduled to mature in November 2006.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Please see the discussion set forth in response to Item 1.01, which is hereby incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:
10.1	$2.1 billion Five-Year Credit Agreement, dated December 9, 2005, among Noble Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc. and Citibank, N.A., as co-documentation agents, and certain other commercial lending institutions named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: December 14, 2005	By:	/s/ Chris Tong

Chris Tong
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	$2.1 billion Five-Year Credit Agreement, dated December 9, 2005, among Noble Energy, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wachovia Bank, National Association and The Royal Bank of Scotland PLC, as co-syndication agents, Deutsche Bank Securities Inc. and Citibank, N.A., as co-documentation agents, and certain other commercial lending institutions named therein.